Exhibit 10.1

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

dated as of March 5, 2012

among

MOOG RECEIVABLES LLC,

as Seller,

MOOG INC.,

as Servicer,

MARKET STREET FUNDING LLC,

as Issuer,

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrator

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TABLE OF CONTENTS

(continued)

		Page

Section 5.8.	Execution in Counterparts	21
Section 5.9.	Survival of Termination	21
Section 5.10.	WAIVER OF JURY TRIAL	21
Section 5.11.	Entire Agreement	21
Section 5.12.	Headings	22
Section 5.13.	Issuer’s, Administrator’s, Seller’s and Servicer’s Liabilities	22

EXHIBIT I	DEFINITIONS
EXHIBIT II	CONDITIONS PRECEDENT
EXHIBIT III	REPRESENTATIONS AND WARRANTIES
EXHIBIT IV	COVENANTS
EXHIBIT V	TERMINATION EVENTS

SCHEDULE I	CREDIT AND COLLECTION POLICY
SCHEDULE II	LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS
SCHEDULE III	TRADE NAMES

ANNEX A	FORM OF INFORMATION PACKAGE
ANNEX B	FORM OF PURCHASE NOTICE
ANNEX C	FORM OF PAYDOWN NOTICE
ANNEX D	FORM OF CERTIFICATE

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This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 5, 2012, among MOOG RECEIVABLES LLC, a Delaware limited liability company, as seller (the “Seller”), MOOG INC., a New York corporation (“Moog”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), MARKET STREET FUNDING LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Issuer”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Issuer desires to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by the Issuer.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1. Purchase Facility. (a) On the terms and conditions hereinafter set forth, the Issuer hereby agrees to purchase, and make reinvestments of, undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date. Under no circumstances shall the Issuer make any such purchase or reinvestment if, after giving effect to such purchase or reinvestment, the aggregate outstanding Capital of the Purchased Interest would exceed the Purchase Limit.

(b) The Seller may, upon at least 60 days’ written notice to the Administrator, terminate the purchase facility provided in this Section in whole or, upon at least 30 days’ written notice to the Administrator, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit; provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $50,000,000.

Section 1.2. Making Purchases. (a) Each purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex B (the “Purchase Notice”) delivered to the Administrator in accordance with Section 5.2 (which notice must be received by the Administrator before 11:00 a.m., New York City time) at least two Business Days before the requested purchase date, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $250,000 and shall be in integral multiples of $100,000, being the Capital relating to the undivided percentage ownership interest then being purchased), (B) the date of such purchase (which shall be a Business Day), and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in Capital.

(b) On the date of each purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, the Issuer shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds (Redacted information) an amount equal to the Capital relating to the undivided percentage ownership interest then being purchased.

(c) Effective on the date of each purchase pursuant to this Section and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator (on behalf of the Issuer) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security, (iv) the Lock-Box Accounts (and the related lock-boxes) and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts (and such related lock-boxes) and such amounts on deposit therein, (v) all books and records evidencing each Receivable, and all rights, remedies, powers and privileges of the Seller in any accounts into which Collections are or may be received and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Issuer, all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrator to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(e) The Administrator shall hold, in its name, (i) the Purchased Interest for the benefit of the Issuer, and (ii) the security interest in the Pool Assets granted pursuant to clause (d) above for the benefit of the Issuer, the Affected Persons and the Indemnified Parties. Each of the parties hereto expressly recognizes and agrees that the Administrator may be listed as the assignee or secured party of record on the various UCC filings required to be made hereunder in order to perfect the transfer of the Purchased Interest from the Seller to the Issuer and the security interest granted by the Seller pursuant to clause (d) above, that such listing, with respect to the Purchased Interest, shall be for administrative convenience only in creating a record or nominee owner to take certain actions hereunder on behalf of the Issuer (and, if applicable, the

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Affected Persons and Indemnified Parties) and that such listing will not affect in any way the status of the Issuer as the beneficial owner of the Purchased Interest. In addition, such listing shall impose no duties on the Administrator other than those expressly and specifically undertaken under the Transaction Documents. The Administrator shall not have any duties other than those expressly set forth herein, this Agreement does not establish any fiduciary duty or relationship on the part of the Administrator with respect to the Issuer, any Affected Person or any Indemnified Party, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator.

Section 1.3. Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial purchase hereunder. Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or are waived by the Administrator) be deemed to be 100%. The Purchased Interest shall become zero on the Final Payout Date.

Section 1.4. Settlement Procedures. (a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i) set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties), out of the Issuer’s Share of such Collections:

first, an amount equal to the Discount accrued through such day for each Portion of Capital and not previously set aside;

second, an amount equal to the fees set forth in the Fee Letter accrued and unpaid through such day; and

third, to the extent funds are available therefor, an amount equal to the Issuer’s Share of the Servicing Fee accrued through such day and not previously set aside;

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(ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of the Issuer, the remainder of the Issuer’s Share of such Collections. Such remainder shall be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the Purchased Interest would exceed 100%, then the Servicer shall not reinvest, but shall set aside and hold in trust for the Issuer (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) all or a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%;

(iii) if such day is a Termination Day, set aside, segregate and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) the entire remainder of the Issuer’s Share of the Collections; provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the Administrator, such previously set-aside amounts shall be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction or waiver of conditions; and

(iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (y) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (z) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables.

(c) The Servicer shall deposit into the Administration Account (or such other account designated by the Administrator), on each Settlement Date (or solely with respect to Collections held for the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) pursuant to clause (f)(iii) such other date approved by the Administrator with at least five (5) Business Days prior written notice to the Administrator of such payment), Collections held for the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) pursuant to clause (b)(i) or (f) plus the amount of Collections then held for the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if Moog or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Moog (or such Affiliate) that the right to retain the portion of the Collections set aside pursuant to clause (b)(i) that represent the Issuer’s Share of the Servicing Fee is revoked, Moog (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the Issuer’s Share of the Servicing Fee in payment in full of the Issuer’s Share of accrued servicing fees so set aside. On the last day of each Settlement Period, the Administrator will notify the Servicer by facsimile of the amount of Discount accrued with respect to each Portion of Capital during such Settlement Period or portion thereof.

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(d) Upon receipt of funds deposited into the Administration Account pursuant to clause (c), the Administrator shall cause such funds to be distributed as follows:

(i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%:

first, to the Issuer in payment in full of all accrued Discount and fees (other than Servicing Fees) with respect to each Portion of Capital; and

second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer (payable in arrears on each Settlement Date) in payment in full of the Issuer’s Share of accrued Servicing Fees so set aside; and

(ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%:

first, to the Issuer in payment in full of all accrued Discount with respect to each Portion of Capital;

second, to the Issuer in payment in full of Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%);

third, to the Servicer in payment in full of all accrued Servicing Fees; and

fourth, if the Capital and accrued Discount with respect to each Portion of Capital have been reduced to zero and all accrued Servicing Fees payable to the Servicer have been paid in full, to the Issuer, the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder.

After the Capital, Discount, fees payable pursuant to the Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to the Issuer, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

(e) For the purposes of this Section 1.4:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Seller or any Affiliate of the Seller, or any setoff or dispute between the Seller or any Affiliate of the Seller and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

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(ii) if on any day any of the representations or warranties in Section 1(g) or 1(n) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii) except as provided in clause (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrator, the Issuer, any Affected Person or any Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding relating to such Obligor) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Administrator, the Issuer, such Affected Person or such Indemnified Party, as the case may be, but rather to have been retained by the Seller and, accordingly, the Administrator, the Issuer, such Affected Person or such Indemnified Party, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) If at any time the Seller shall wish to cause the reduction of Capital (but not to commence the liquidation, or reduction to zero, of the entire Capital of the Purchased Interest) or any Portion of Capital, the Seller may do so as follows:

(i) the Seller shall give the Administrator and the Servicer written notice in the form of Annex C at least two Business Days prior to the date of such reduction for any reduction of such Portion of Capital which notice shall include the amount of such proposed reduction and the proposed date on which such reduction will commence;

(ii) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections with respect to such Portion of Capital (including any related Discount) not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii) the Servicer shall hold such Collections in trust for the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties), for payment to the Administrator of such Portion of Capital on (1) the next Settlement Date immediately following the current Settlement Period or (2) such other date approved by the Administrator with at least five (5) Business Days prior written notice to the Administrator of such payment, and the applicable Portion of Capital shall be deemed reduced in the amount to be paid to the Administrator only when in fact finally so paid;

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provided, that (a) the amount of any such reduction shall be not less than $100,000 and shall be an integral multiple of $100,000, and the entire Capital of the Purchased Interest after giving effect to such reduction shall be not less than $1,000,000 or an integral multiple of $100,000 in excess thereof unless reduced to zero, (b) the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Settlement Period and (c) if two or more Portions of Capital shall be outstanding at the time of any proposed reduction, such proposed reduction shall be applied, unless the Seller shall otherwise specify in the notice given pursuant to Section 1.4(f)(i), to the Portion of Capital with the shortest remaining Settlement Period.

Section 1.5. Fees . The Seller shall pay to the Administrator certain fees in the amounts and on the dates set forth in a letter, dated as of the Closing Date among the Seller and the Administrator (as such letter agreement may be amended, supplemented or otherwise modified from time to time, the “Fee Letter”).

Section 1.6. Payments and Computations, Etc . (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York City time) on the day when due in same day funds to the Administration Account. All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day.

(b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

(c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7. Increased Costs . (a) If the Administrator, the Issuer, the Liquidity Agent or any Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that either the

(i) the existence of or compliance with any of the Specified Regulations; or

(ii) the adoption, amendment or any change in interpretation or in application of any of the laws, rules, regulations, accounting principles, requests, guidance, interpretations or directives described in clauses (A), (B) and (C) below (collectively, “Regulatory Changes”):

(A) any law, rule, regulation or generally accepted accounting principle (including any applicable law, rule or regulation regarding capital adequacy) or any change therein or in the interpretation or application thereof;

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(B) any request, guideline or directive from Financial Accounting Standards Board, or any central bank or other Governmental Authority (whether or not having the force of law); or

(C) without limiting the generality of the foregoing, (x) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and (z) the BASEL Accord; or

(D) any existing or future rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to the FAS 166/167 Capital Guidelines, the Dodd-Frank Act or the BASEL Accord (whether or not having the force of law);

affects or would affect in either case described (i) or (ii) above, the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, in either such case, within 10 days of demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. For the avoidance of doubt, if any Regulatory Change or Specified Regulation causes or requires the consolidation of all or a portion of the assets and liabilities of the Issuer or the Seller with the assets and liabilities of such Affected Person, such event shall constitute a circumstance on which such Person may base a claim for reimbursement under this Section 1.7. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person and showing in reasonable detail the basis of computation thereof shall be conclusive and binding for all purposes, absent manifest error; provided, that the Seller shall not be required to compensate an Affected Person pursuant to this Section 1.7(a) for any increased costs incurred more than 180 days prior to the date that such Affected Person notifies the Seller of the Regulatory Change giving rise to such increased costs and of such Affected Persons intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If due to any Regulatory Change, there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest (or its portion thereof) in respect of which Discount is computed by reference

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to Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person and showing in reasonable detail the basis of computation thereof shall be conclusive and binding for all purposes, absent manifest error; provided, that the Seller shall not be required to compensate an Affected Person pursuant to this Section 1.7(b) for any increased costs incurred more than 180 days prior to the date that such Affected Person notifies the Seller of the Regulatory Change giving rise to such increased costs and of such Affected Persons intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement. A certificate as to such amounts describing any averaging or attribution methods shall be submitted to the Seller and the Administrator by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

Section 1.8. Requirements of Law. If, after the date hereof, any Affected Person reasonably determines that any Regulatory Change:

(i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest (or its portion thereof) or in the amount of Capital relating thereto, or change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (except for Indemnified Taxes covered by Section 1.10 or Excluded Taxes); or

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder; or

(iii) does or shall impose on such Affected Person any other condition or requirement;

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and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, within 5 Business Days of demand therefor by such Affected Person, the Seller shall pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate as to such amounts from such Affected Person to the Seller and the Administrator and showing in reasonable detail the basis of computation thereof shall be conclusive and binding for all purposes, absent manifest error.

Section 1.9. Inability to Determine Euro-Rate . (a) If the Administrator determines before the first day of any Settlement Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such Settlement Period) are not being offered to banks in the interbank eurodollar market for such Settlement Period, or adequate means do not exist for ascertaining the Euro-Rate for such Settlement Period, then the Administrator shall give notice thereof to the Seller. Thereafter, until the Administrator notifies the Seller that the circumstances giving rise to such suspension no longer exist, (i) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (ii) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall, on the last day of the then current Settlement Period, be converted to the Alternate Rate determined by reference to the Base Rate.

(b) If, on or before the first day of any Settlement Period, the Administrator shall have been notified by the Issuer or any Liquidity Provider that, the Issuer or such Liquidity Provider, as the case may be, has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuer or such Liquidity Provider, as the case may be, with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Issuer or such Liquidity Provider, as the case may be, to fund or maintain any Portion of Capital at the Alternate Rate and based upon the Euro-Rate, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (ii) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate either (A) on the last day of the then current Settlement Period if the Issuer or such Liquidity Provider, as the case may be, may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day, or (B) immediately, if the Issuer or such Liquidity Provider, as the case may be, may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day.

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Section 1.10. Taxes. The Seller agrees that any and all payments by the Seller under this Agreement shall be made free and clear of and without deduction for any Indemnified Taxes. If the Seller shall be required by law to deduct any Indemnified Taxes from any sum payable hereunder to, or for the account of, the Issuer, the Administrator, any Affected Person or any Indemnified Party, then the sum payable shall be increased by the amount necessary to yield to such Person (after payment of all Indemnified Taxes) an amount equal to the sum it would have received had no such deductions been made. Whenever any Indemnified Taxes are payable by the Seller, the Seller agrees that, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of the Issuer, the Affected Person or the Indemnified Party, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person. If the Seller fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence, the Seller shall indemnify the Administrator, the Issuer, the Affected Person or the Indemnified Party, as the case may be, for any incremental taxes, interest or penalties that become payable by such Person as a result of such failure. Notwithstanding the foregoing, Seller shall not be required to pay any amount to an Indemnified Party pursuant to this Section 1.10 to compensate such Indemnified Party for Indemnified Taxes deducted from any sum paid to such Indemnified Party if (a) such Indemnified Party has failed to deliver the tax forms and provide the other information to Seller required by Section 1.11 on or before the date that Seller deducted the Indemnified Taxes from such sum paid to the Indemnified Party and (b) the Indemnified Taxes would not have been required to be deducted by Seller had such forms been so delivered.

Section 1.11. Tax Forms. Each of the Administrator and the Issuer, and any other Affected Person or Indemnified Party that makes a claim for or demands (individually or through the Administrator or the Issuer) payment by the Seller or the Servicer under this Agreement, agrees to provide the Seller and the Servicer with (A) a copy of an appropriate executed Internal Revenue Service Form W-8ECI (or alternatively, Internal Revenue Service Form W-8BEN or W-9), or any successor forms establishing a complete exemption from U.S. withholding and back-up withholding tax, (i) (x) in the case of the Administrator and the Issuer, on or promptly after the date hereof or (y) in the case of any other Affected Person or Indemnified Party that makes a claim for or demands payment by the Seller or the Servicer under this Agreement, on or promptly after the date on which such Person (or the Administrator or the Issuer on such Person’s behalf) makes such claim or demand, and (ii) upon the occurrence of any event that would require the amendment or resubmission of any such form previously provided hereunder and (B) such other forms or information in connection therewith and related thereto reasonably requested by the Seller or the Servicer.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1. Representations and Warranties; Covenants. Each of the Seller and Moog hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

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Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III.

INDEMNIFICATION

Section 3.1. Indemnities by the Seller. Without limiting any other rights that the Administrator, the Issuer, any Affected Person or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs, but excluding Taxes which are indemnified on the terms set forth in Sections 1.8, 1.10 and 5.4 hereof) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement, the use of proceeds of purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its officers, directors, agents or counsel, and (b) recourse with respect to any Receivable to the extent that such Receivable is uncollectible on account of insolvency, bankruptcy or lack of creditworthiness of the related Obligor (except to the extent such indemnification constitutes recourse for a breach by the Seller of its representations, warranties or covenants hereunder). Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall indemnify the Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to the Issuer or the Administrator with respect to Receivables or this Agreement to be true and correct;

(ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made;

(iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

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(iv) the failure to vest in the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) a valid and enforceable: (A) perfected undivided percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates);

(vii) any failure of the Seller (or any of its Affiliates acting as Servicer) to perform its duties or obligations in accordance with the provisions hereof or under the Contracts;

(viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract;

(ix) the commingling of Collections at any time with other funds;

(x) the use of proceeds of purchases or reinvestments; or

(xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

Section 3.2. Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided

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to the Issuer or the Administrator by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party, (f) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables, in or purporting to be in the Receivables Pool and any other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time, or (g) any commingling by the Servicer of Collections at any time with other funds.

ARTICLE IV.

ADMINISTRATION AND COLLECTIONS

Section 4.1. Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to Moog (in accordance with this Section) of the designation of a new Servicer following the occurrence of a Termination Event, Moog is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may designate as Servicer any Person (including itself) to succeed Moog or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a), Moog agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Moog shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) Moog acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and the Issuer have relied on Moog’s agreement to act as Servicer hereunder. Accordingly, Moog agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and the Issuer shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-

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Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator, the Administrator shall have consented in writing in advance to such delegation.

Section 4.2. Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside, for the accounts of the Seller and the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties), the amount of the Collections to which each is entitled in accordance with Article I. The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable in accordance with its Credit and Collection Policy as the Servicer may determine to be appropriate to maximize Collections thereof, and may require the Obligor of a Delinquent Receivable or Defaulted Receivable to execute and deliver a promissory note to evidence its obligations on such Receivable; provided that, unless otherwise agreed to by the Administrator in writing, the Servicer shall promptly deliver the original of any such promissory note in a principal amount exceeding (i) if Termination Event or an Unmatured Termination Event has occurred and is continuing at such time, $0, or (ii) at any other time, $10,000, to the Administrator; and provided, however, that: for the purposes of this Agreement, (i) such extension shall not change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Issuer or the Administrator under this Agreement and (iii) if a Termination Event has occurred and is continuing and Moog or an Affiliate thereof is serving as the Servicer, Moog or such Affiliate may make such extension or adjustment only upon the prior approval of the Administrator. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Termination Event has occurred and is continuing, the Administrator may direct the Servicer (whether the Servicer is Moog or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness owed to Seller that is not a Pool Receivable, less, if Moog or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Moog or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

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(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. After such termination, if Moog or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3. Lock-Box Arrangements. Prior to the initial purchase hereunder, the Seller shall enter into Lock-Box Agreements with all of the Lock-Box Banks and deliver original counterparts thereof to the Administrator. Upon the occurrence of a Termination Event, the Administrator may at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts (and the related lock-boxes) transferred to the Administrator and to exercise exclusive dominion and control over the funds deposited therein (b) to have the proceeds that are sent to the respective Lock-Box Accounts (and the respective related lock-boxes) redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account (or sent to the applicable related lock-box), and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account (and any such related lock-box), the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, the Issuer or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).

Section 4.4. Enforcement Rights. (a) At any time following the occurrence of a Termination Event:

(i) the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee;

(ii) the Administrator may instruct the Seller or the Servicer to give notice of the Administrator’s (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) and/or the Issuer’s interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee, and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors; and

(iii) the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool

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Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

(b) The Seller hereby authorizes the Administrator, and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5. Responsibilities of the Seller. (a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator or the Issuer of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator and the Issuer shall not have any obligation or liability with respect to any Pool Asset, nor shall either of them be obligated to perform any of the obligations of the Seller, Moog or the Originator thereunder.

(b) Moog hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Moog shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Moog conducted such data-processing functions while it acted as the Servicer.

Section 4.6. Servicing Fee. (a) Subject to clause (b), the Servicer shall be paid a fee equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. The Issuer’s Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid by the Seller on each Settlement Date.

(b) If the Servicer ceases to be Moog or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

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ARTICLE V.

MISCELLANEOUS

Section 5.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Issuer or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 5.2. Notices, Etc. (a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the mailing address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if personally delivered, when received, (ii) if sent by certified mail five (5) Business Days after having been deposited in the mail, postage prepaid, and (iii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means (and shall be followed by a hard copy sent by first class mail).

Section 5.3. Assignability. (a) This Agreement and the Issuer’s rights and obligations herein (including ownership of the Purchased Interest or an interest therein) shall be assignable, in whole or in part, by the Issuer and its successors and assigns with the prior written consent of the Seller; provided, however, that such consent shall not be unreasonably withheld; and provided further, that no such consent shall be required if the assignment is made to PNC, any Affiliate of PNC (other than a director or officer of PNC), any Liquidity Provider or other Program Support Provider or any Person that is: (i) in the business of issuing Notes and (ii) associated with or administered by PNC or any Affiliate of PNC. Each assignor may, in connection with the assignment, disclose to the applicable assignee (that shall have agreed to be bound by Section 5.6) any information relating to the Servicer, the Seller or the Pool Receivables furnished to such assignor by or on behalf of the Servicer, the Seller, the Issuer or the Administrator. The Administrator shall give prior written notice of any assignment of the Issuer’s rights and obligations (including ownership of the Purchased Interest to any Person other than a Program Support Provider).

The Issuer may at any time grant to any Liquidity Provider or any other Program Support Provider, participating interests in the Purchased Interest. In the event of any such grant by the Issuer of a participating interest to a Liquidity Provider or other Program Support Provider, the Issuer shall remain responsible for the performance of its obligations hereunder and the Seller and the Servicer will deal solely and directly with the Issuer and the Administrator. The Seller

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agrees that each Liquidity Provider or other Program Support Provider shall be entitled to the benefits of Sections 1.7, 1.8, 1.10, 3.1 and 3.2 but shall not have any other rights under this Agreement.

(b) This Agreement and the rights and obligations of the Administrator hereunder shall be assignable, in whole or in part, by the Administrator and its successors and assigns; provided, that unless: (i) such assignment is to an Affiliate of PNC, (ii) it becomes unlawful for PNC to serve as the Administrator or (iii) a Termination Event exists, the Seller has consented to such assignment, which consent shall not be unreasonably withheld.

(c) Except as provided in Section 4.1(d), none of the Seller, Moog or the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Administrator.

(d) Without limiting any other rights that may be available under applicable law, the rights of the Issuer or the Administrator may be enforced through it or by its agents.

(e) Without limiting the generality of the foregoing, any Liquidity Provider or other Program Support Provider may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and/or any participating interest contemplated by Section 5.3(a) to secure such Liquidity Provider’s or Program Support Provider’s obligations to a Federal Reserve Bank.

Section 5.4. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay within 5 Business Days of demand (which demand shall be accompanied by documentation thereof in reasonable detail) (i) all reasonable out-of-pocket costs and expenses incurred by the Issuer, the Administrator and PNC Capital Markets LLC in connection with the preparation, execution and delivery of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), (ii) to the extent provided in Section 1(h) of Exhibit IV, periodic audits by the Administrator and its Affiliate, and PNC Capital Markets LLC, of the Pool Receivables, (iii) Attorney Costs of the Issuer, the Administrator and PNC Capital Markets LLC with respect to advising the Issuer, the Administrator and PNC Capital Markets LLC as to their rights and remedies under this Agreement and the other Transaction Documents, and (iv) all reasonable out-of-pocket costs and expenses (including Attorney Costs), if any, of the Issuer, the Administrator and PNC Capital Markets LLC in connection with the enforcement of this Agreement and the other Transaction Documents.

(b) In addition, the Seller shall pay with 5 Business Days of demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

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Section 5.5. No Proceedings; Limitation on Payments. Each of the Seller, Moog, the Servicer, the Administrator, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by the Issuer is paid in full. The provision of this Section 5.5 shall survive any termination of this Agreement.

Section 5.6. Confidentiality. Unless otherwise required by applicable law, each of the Seller and the Servicer agrees to maintain the confidentiality of the terms of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed to: (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator, (b) the Seller’s legal counsel and auditors if they agree to hold it confidential, (c) in connection with any legal proceeding arising out of or in connection with this Agreement or any other Transaction Document or the preservation or maintenance of that party’s rights hereunder or thereunder, (d) if required to do so by a court of competent jurisdiction or any regulatory proceeding whether in pursuance of any procedure for discovering documents or otherwise, (e) pursuant to any law in accordance with which that party is required or accustomed to act (including applicable SEC requirements), (f) to the extent required by applicable law, to any Governmental Authority, (g) to any Person in connection with any credit agreement or other financing transaction; provided, that the Fee Letter and the terms thereof shall not be disclosed pursuant to this clause (g), and (h) to the extent such information was available to the Seller or the Servicer on a non-confidential basis prior to disclosure by the Administrator or the Issuer. The restrictions in the preceding sentence shall not apply to disclosures to any party to this Agreement by any other party hereto, information already known to a recipient otherwise than in breach of this Section, information also received from another source on terms not requiring it to be kept confidential, or information that is or becomes publicly available otherwise than in breach of this Section.

Unless otherwise required by applicable law, each of the Administrator and the Issuer agrees to maintain the confidentiality of non-public financial information regarding Moog and its Subsidiaries and Affiliates; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator, (ii) legal counsel and auditors of the Issuer or the Administrator if they agree to hold it confidential, (iii) the rating agencies rating the Notes and any other nationally recognized statistical rating organization, (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) any placement agent placing the Notes (if they agree to hold it confidential), and (vi) any regulatory authorities having jurisdiction over PNC, the Issuer, any Liquidity Provider or any other Program Support Provider.

Section 5.7. GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE

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OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 5.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 5.9. Survival of Termination. The provisions of Sections 1.7, 1.8, 1.10, 3.1, 3.2, 5.4, 5.5, 5.6, 5.7, 5.10 and 5.13 shall survive any termination of this Agreement.

Section 5.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 5.11. Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written,

21

relating to the subject matter hereof and thereof, except for any prior arrangements made with respect to the payment by the Issuer of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Seller, the Servicer and the Administrator.

Section 5.12. Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 5.13. Issuer’s, Administrator’s, Seller’s and Servicer’s Liabilities. The obligations of the Issuer, the Administrator, the Seller and the Servicer under the Transaction Documents are solely the corporate obligations of the Issuer, the Administrator, the Seller and the Servicer, respectively. No recourse shall be had for any obligation or claim arising out of or based upon any Transaction Document against any stockholder, employee, officer, director or incorporator of the Issuer, the Administrator, the Seller or the Servicer; provided, however, that this Section shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct.

Section 5.14. Release of Liens/UCC-3 Financing Statements. The parties agree that, subject to Section 5.9, this Agreement shall terminate on the Final Payout Date. Upon the Final Payout Date (i) all ownership interests, security interests or other rights of the Administrator, the Issuer, any Affected Person or any other Indemnified Party in the Pool Assets shall be automatically, and without the need for any further action, terminated and released and (ii) the Administrator and the Issuer, at the Seller’s sole cost and expense, shall deliver and, where applicable, execute and endorse such agreements, documents and instruments evidencing or effecting the release of the ownership interests, security interests or other rights in Pool Assets as may be reasonably requested and prepared from time to time by the Seller. Notwithstanding the foregoing, if on or after the Final Payout Date (or any earlier date on which this Agreement is terminated in accordance with its terms) all or any portion of any amount paid by the Seller or the Servicer to the Issuer, the Administrator, any Affected Person or any other Indemnified Party hereunder or under any other Transaction Document is rescinded or must otherwise be returned for any reason under any state or federal bankruptcy or other law, then all obligations of the Seller and the Servicer hereunder and under the other Transaction Documents in respect of the payment so rescinded or returned shall be automatically and immediately revived (without any further action or consent by any of the parties hereto or any other Person) and shall continue in full force and effect as if such amounts had not been paid, and this Section shall in no way impair the claims of any Person with respect to such revived obligations.

[Signature pages follow.]

22

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MOOG RECEIVABLES LLC, as Seller

By:	/s/ Timothy Balkin
Name:	Timothy P. Balkin
Title:	Vice President

Address:	Jamison Road and Seneca Street, East Aurora, New York 14052-0018 Attention: Kenneth Trometer
Telephone:	716-687-4006
Facsimile:	716-687-4528
Email:	ktrometer@moog.com

MOOG INC., in its individual capacity and as initial Servicer

By:	/s/ Timothy Balkin
Name:	Timothy P. Balkin
Title:	Vice President

Address:	Jamison Road and Seneca Street, East Aurora, New York 14052-0018 Attention:John P. McGrath
Telephone:	716- 805-2520
Facsimile:	716-687-4528
Email:	jmcgrath2@moog.com

S-1	Receivables Purchase Agreement

MARKET STREET FUNDING LLC, as Issuer

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

Address:	Market Street Funding LLC c/o AMACAR Group, LLC 6525 Morrison Boulevard, Suite 318 Charlotte, NC 28211
Attention:	Doris Hearn
Telephone:	704-365-0569
Facsimile:	704-365-1362
Email:	djhearn@amacar.com
With a copy to the Administrator

S-2	Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ William Falcon
Name:	William P. Falcon
Title:	Vice President

Address:	PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222
Attention:	William Falcon
Telephone:	412-762-5442
Facsimile:	412-762-9184
Email:	william.falcon@pncbank.com

S-3	Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“Adjusted Aggregate Eligible Outstanding Balance” means, as of any date, an amount equal to the excess of (i) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, over (ii) the Contra Amount.

“Administration Account” means the account (Redacted information) of the Administrator maintained at PNC, or such other account as may be so designated in writing by the Administrator to the Servicer.

“Administrator” has the meaning set forth in the preamble to the Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; other than (i) in favor of the Issuer or the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) or (ii) a Permitted Lien.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to the Issuer, Affiliate shall mean the holder(s) of its membership interests. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Alternate Rate” for any Settlement Period for any Portion of Capital of the Purchased Interest means an interest rate per annum equal to either (a) 2.00% per annum above the Euro-Rate for such Settlement Period or (b) the Base Rate for such Settlement Period, as selected by the Administrator in its sole discretion; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.00% per annum above the Base Rate in effect on such day.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its “prime rate.” Such “prime rate” is set by PNC based upon various factors, including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate; and

(b) 0.50% per annum above the latest Federal Funds Rate.

“BASEL Accord” means, the second accord adopted by the BASEL Committee on Banking Supervision (as defined below), to the extent and in the manner implemented as an applicable law, guideline or request (or any combination thereof) from any Governmental Authority (whether or not having the force of law), as such accord and any related law, guideline or request may be amended, supplemented, restated or otherwise modified, including, but not limited to, each similar and subsequent accord that may be adopted by the BASEL Committee on Banking Supervision (including, but not limited to, BASEL III) and all related laws, guidelines or requests implementing each such accord as may be adopted and amended or supplemented from time to time. As used herein, “BASEL Committee on Banking Supervision” means, the committee created in 1974 by the central bank governors of the Group of Ten nations. For purposes hereof “Group of Ten” shall mean the eleven countries of Belgium, Canada, France, Germany, Switzerland, the United States, Italy, Japan, the Netherlands, Sweden and the United Kingdom, which are commonly referred to as the “Group of Ten” or “G-10”, and any successor thereto.

“BBA” means the British Bankers’ Association.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Moog or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

“Capital” means the aggregate amount paid to the Seller in respect of the Purchased Interest by the Issuer pursuant to the Agreement, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Change in Control” means:

(a) with respect to the Seller, that Moog ceases to own, directly or indirectly, 100% of the membership interests of the Seller free and clear of Adverse Claims other than Moog’s pledge of the membership interests of the Seller to HSBC Bank USA, National Association (and its successors and assigns) as contemplated by the Intercreditor Agreement in connection with the Moog Credit Agreement;

(b) with respect to any Originator (other than Moog), that Moog, ceases to own, directly or indirectly, 100% of the capital stock or other equity interests of such Originator free and clear of Adverse Claims other than a pledge of the equity interests of such Originator given in connection with the Moog Credit Agreement; and

(c) with respect to Moog at any time, the occurrence of:

(i) if at such time PNC is a party to the Moog Credit Agreement as a lender thereunder, a Change of Control as defined in the Moog Credit Agreement at such time; or

(ii) if at such time PNC is no longer a party to the Moog Credit Agreement as a lender thereunder, a Change of Control as defined in the Moog Credit Agreement immediately prior to PNC ceasing to be a party thereto as a lender.

“Closing Date” means March 5, 2012.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Moog, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.

“Company Note” has the meaning set forth in Section 3.1 of the Purchase and Sale Agreement.

“Concentration Percentage” means for any: (a) Group A Obligor, 15%; provided, however, that so long as The Boeing Company (the “Special Obligor”) is a Group A Obligor, its Concentration Percentage shall be 25% (the “Special Concentration Limit”), (b) Group B Obligor, 15%, (c) Group C Obligor, 10% and (d) Group D Obligor, 7%; provided, however, that the Administrator may, in its sole discretion, approve higher “Concentration Percentages” for selected Obligors; provided, further, that the Administrator may, upon not less than ten (10) Business Days’ notice to Seller, cancel or reduce the Special Concentration Limit. In the event that any other Obligor is or becomes an Affiliate of the Special Obligor, the Special Concentration Limit shall apply to both such Obligor and the Special Obligor and shall be calculated as if such Obligor and the Special Obligor were a single Obligor.

“Concentration Reserve” means, on any date, an amount equal to: (a) the aggregate Capital on such date multiplied by (b)(i) the Concentration Reserve Percentage on such date, divided by (ii) 100%, minus the Concentration Reserve Percentage on such date.

“Concentration Reserve Percentage” means, at any time, the largest of: (a) the sum of the four (4) largest Group D Obligor Percentages, (b) the sum of the two (2) largest Group C Obligor Percentages, (c) the largest Group B Obligor Percentage and (d) the largest Group A Obligor Percentage.

“Contingent Receivable” means any Receivable, the Contract for which does not specify a date when payment thereof is due, but rather, provides that such Receivable is payable upon the occurrence of an event specified in such Contract.

“Contra Amount” means, as of any date of determination, the sum of:

(a)(i) if reported by the Servicer in the most recent Information Package required to be delivered hereunder, the aggregate amount of all obligations owing by Moog and its Affiliates to Persons that are Obligors on Pool Receivables as set forth in such Information Package or (ii) otherwise, the product of (A) 1.5, times (B) the amount identified in the most recent field examination of Moog, the Seller and the Originators performed by or on behalf of the Administrator (including pursuant to Section 1(h) or 2(f) of Exhibit IV) as the “offset amount” or “contra offset” representing the aggregate amount of all obligations owing by Moog and its Affiliates to Persons that are Obligors on Pool Receivables, which amount may be adjusted from time to time by the Administrator in its reasonable discretion with five (5) Business Days written notice to the Seller based upon changes in the amount of such obligations; it being understood that as of the Closing Date, the amount described in this clause (a) shall be deemed to be $499,000; plus

(b) the sum of the amounts determined for each Obligor on an Eligible Receivable included in the Receivables Pool equal to the excess, if any, of (i) the aggregate amount of all payments received by any Originator, the Seller or their Affiliates from such Obligor and its Affiliates in respect of Receivables for which any Originator has not yet performed or delivered the related services or goods, over (ii) the aggregate Outstanding Balance of all Receivables owing by such Obligor and its Affiliates that are not Eligible Receivables but that would be Eligible Receivables had they been billed.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“CP Rate” for any Settlement Period for any Portion of Capital means a rate calculated by the Administrator equal to: (a) the rate (or if more than one rate, the weighted average of the rates) at which Notes of the Issuer on each day during such period have been outstanding; provided, that if such rate(s) is a discount rate(s), then the CP Rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate(s) to an interest-bearing equivalent rate plus (b) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Notes, expressed as a percentage of the face amount of such Notes and converted to an interest-bearing equivalent rate per annum. Notwithstanding the foregoing, the “CP Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.00% above the Base Rate in effect on such day.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Cut-off Date” has the meaning set forth in the Purchase and Sale Agreement.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month divided by (ii) 90.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business), (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Defaulted Receivable” means a Receivable:

(a)	as to which any payment, or part thereof, remains unpaid for more than 180 days from the original due date for such payment; or

(b)	without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b)(i), the aggregate credit sales made by the Originators during the Fiscal Month that is six (6) Fiscal Months before such Fiscal Month.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.

“Dilution Component Reserve Percentage” means, at any time, the product of (a) the 12-Fiscal Month rolling average of the Dilution Ratios at such time multiplied by (b) the Loss Horizon Ratio.

“Dilution Component Reserve” means, at any date, an amount equal to: (a) the Capital at the close of business of the Servicer on such date multiplied by (b) (i) the Dilution Component Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Component Reserve Percentage on such date.

“Dilution Ratio” means, with respect to any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of such Fiscal Month by dividing: (a) the aggregate amount of Collections that Seller shall deemed to have received pursuant to Section 1.4(e)(i) of the Agreement during such Fiscal Month by (b) the aggregate credit sales made by the Originators during the Fiscal Month that is one Fiscal Month before such Fiscal Month.

“Dilution Reserve” means, on any date, an amount equal to: (a) the Capital at the close of business of the Servicer on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.

“Dilution Reserve Percentage” means on any date, the product of (i) the Loss Horizon Ratio multiplied by (ii) the sum of (x) 2.00 times the average of the Dilution Ratios for the twelve most recent Fiscal Months plus (y) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, (a) the positive difference, if any, between: (i) the highest average Dilution Ratio for any two consecutive Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months, times (b) (i) the highest average Dilution Ratio for any two consecutive Fiscal Month during the twelve most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months.

“Discount” means:

(a) for the Portion of Capital for any Settlement Period to the extent the Issuer will be funding such Portion of Capital during such Settlement Period through the issuance of Notes:

CPR x C x ED/360

(b) for the Portion of Capital for any Settlement Period to the extent the Issuer will not be funding such Portion of Capital during such Settlement Period through the issuance of Notes:

AR x C x ED/Year + TF

where:

AR	=	the Alternate Rate for the Portion of Capital for such Settlement Period;

C	=	the Portion of Capital during such Settlement Period;

CPR	=	the CP Rate for the Portion of Capital for such Settlement Period;

ED	=	the actual number of days during such Settlement Period;

Year	=	if such Portion of Capital is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable; and

TF	=	the Termination Fee, if any, for the Portion of Capital for such Settlement Period;

provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Dodd-Frank Act” has the meaning set forth in Section 1.7(a)(iii).

“Eligible A-Rated Foreign Obligor” means an Obligor that is a resident of a country (other than the United States or Canada), which country has a sovereign debt rating of less than “AAA” by Standard & Poor’s or “Aaa” by Moody’s but at least “A” by Standard & Poor’s and “A2” by Moody’s.

“Eligible AAA-Rated Foreign Obligor” means an Obligor that is a resident of a country (other than the United States or Canada), which country has a sovereign debt rating of at least “AAA” by Standard & Poor’s and “Aaa” by Moody’s.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) the Obligor of which is (i) a United States or Canadian resident, (ii) an Eligible AAA-Rated Foreign Obligor or an Eligible A-Rated Foreign Obligor, (iii) not a government or governmental subdivision, affiliate or agency other than a U.S. federal government or U.S. federal governmental subdivision, affiliate or agency, (iv) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement and (v) not an Affiliate of Moog or Seller;

(b) that is denominated and payable only in U.S. dollars to a Lock-Box Account in the United States;

(c) that does not have a stated maturity which is more than 180 days after the original invoice date of such Receivable;

(d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of the applicable Originator’s business;

(e) that arises under a duly authorized Contract that is in full force and effect and that is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(f) that conforms in all material respects with all applicable laws, rulings and regulations in effect;

(g) that, or such portion thereof that, is not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim, the amount of which is not then included in the calculation of the Contra Amount;

(h) that satisfies all applicable requirements of the applicable Credit and Collection Policy;

(i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement;

(j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor);

(k) for which the Issuer (or the Administrator on its behalf) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(l) for which an invoice has been sent to the related Obligor;

(m) that is neither a Defaulted Receivable nor a Delinquent Receivable nor a Contingent Receivable;

(n) for which neither the Originator thereof, the Seller nor the Servicer has established any offset arrangements with the related Obligor unless the amount such Obligor would be entitled to offset is included in the calculation of the Contra Amount;

(o) that constitutes an “account” as defined in the UCC, and that is not evidenced by instruments or chattel paper;

(p) for which the sum of the Outstanding Balances of all Defaulted Receivables owing by the related Obligor do not exceed 50.00% of the Outstanding Balances of all such Obligor’s Receivables; and

(q) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by any Originator thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Moog, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Moog, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Euro-Rate” means with respect to any Settlement Period the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrator in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the British Bankers’ Association (“BBA”) as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if British Bankers’ Association or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such

Settlement Period for an amount comparable to the Portion of Capital to be funded at the Alternate Rate and based upon the Euro-Rate during such Settlement Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
1.00 - Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrator shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Excess Concentration” means, without duplication, the sum of the following amounts:

(i) the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor, multiplied by (b) the Adjusted Aggregate Eligible Outstanding Balance;

(ii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are Eligible AAA-Rated Foreign Obligors or Eligible A-Rated Foreign Obligors, exceeds 27.5% of the Adjusted Aggregate Eligible Outstanding Balance;

(iii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are Eligible A-Rated Foreign Obligors, exceeds 12.5% of the Adjusted Aggregate Eligible Outstanding Balance;

(iv) the sum of the amounts determined for each country by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are Eligible A-Rated Foreign Obligors that are residents of such country, exceeds 5.0% of the Adjusted Aggregate Eligible Outstanding Balance;

(v) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are the United States federal government or a United States federal governmental subdivision, affiliate or agency, exceeds 20.0% of the Adjusted Aggregate Eligible Outstanding Balance;

(vi) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are residents of Canada, exceeds 15.0% of the Adjusted Aggregate Eligible Outstanding Balance; and

(vii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the stated maturity of which is more than ninety days after the original invoice date thereof, exceeds 2.5% of the Adjusted Aggregate Eligible Outstanding Balance.

provided, however, that the Administrator shall have the right, upon 10 days’ prior notice to the Seller and Servicer, to reduce (including to zero), in its sole discretion, the percentages used to determine the excess concentrations in clauses (ii), (iii), (iv), (v), (vi) and (vii) above, provided, further, that if the long-term senior unsecured and uncredit-enhanced debt rating of Moog shall be less than “B” by Standard & Poor’s or B2 by Moody’s, the percentages in clauses (ii), (iii), (v) and (vi) shall automatically be reduced to 22.5%, 7.5%, 15.0% and 7.5%, respectively.

“Excluded Receivable” means any Receivable (a) of Moog Component Group, a business division or group of Moog, (b) of Berkeley Process Control, a business division or group of Moog, (c) owing by Moog or any Subsidiary of Moog or (d) that has been or is generated by a business (i) all or substantially all the assets of which are acquired by any Originator or (ii) that is merged into any Originator, in either case, after the date of this Agreement (any such business described in clause (i) and (ii), being a “New Business”); provided, however, if any Receivable of a New Business is being accounted for or has been at any time accounted for together with the other Receivables of any Originator (and not with a separate division marker) under the MBS Accounting System (as such system may be modified or replaced from time to time), such Receivable is not an “Excluded Receivable”.

“Excluded Taxes” shall mean, with respect to the Administrator, the Issuer, any Affected Person or any other Indemnified Party, (i) taxes imposed on, or measured by, net income or net profits, overall capital or net worth, franchise or branch profits taxes or any similar taxes, and any taxes on doing business imposed by the jurisdiction (a) under the applicable laws of which such Person is incorporated or organized, (b) in which an applicable office or branch of such Person is located or (c) in which such Person has a present or former connection (other than a connection arising solely from such Person having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction in accordance with the terms of this Agreement) that causes the imposition of such tax, (ii) any tax required to be withheld or assessed pursuant to Sections 1471 through 1474 of the Internal Revenue Code unless the Seller fails to provide in a timely manner, upon the reasonable request of the Administrator (on behalf of such Person) any information, form, document or certification, accurately completed and in a manner reasonably satisfactory to the Administrator, that may be required or reasonably requested in order to allow the Administrator or such Person to comply with Sections 1471 through 1474 of the Internal Revenue Code or enter into an agreement with the Internal Revenue Service, and any such tax pursuant to Sections 1471 through 1474 of the Internal Revenue Code would not have been assessed if the Seller had acted in accordance with this clause (ii), and (iii) any tax required to be withheld or assessed as a result of the failure of such Person to provide to the Seller or the Servicer any tax form required to be delivered by such Person pursuant to Section 1.11.

“Facility Termination Date” means the earliest to occur of: (a) March 4, 2013, (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement, (d) the date on which the commitment(s) of the Liquidity Provider(s) terminate under the Liquidity Agreement (as such date may be extended from time to time in accordance with the terms of the Liquidity Agreement for additional periods not exceeding 364 days each, which date is March 4, 2013 as of the Closing Date) and (e) the Issuer shall fail to cause the amendment or modification of any Transaction Document or related opinion as required by Moody’s or Standard and Poor’s, and such failure shall continue for 30 days after such amendment is initially requested.

“FAS 166/167 Capital Guidelines” has the meaning set forth in Section 1.7(a)(iii).

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.

“Final Payout Date” means the date on or after the Facility Termination Date when (i) all Capital, all Discount and all fees under the Fee Letter have been paid in full, (ii) all other amounts owing to the Issuer, the Administrator, any Affected Person or any other Indemnified Party hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Fiscal Month” means each monthly period ending on the Saturday immediately before or after the last day of the calendar month that is the closest to such last day.

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group A Obligor” means any Obligor with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group A Obligor Percentage” means, at any time, for each Group A Obligor, the lesser of 15% and the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group A Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Group B Obligor” means an Obligor, not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group B Obligor Percentage” means, at any time, for each Group B Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group B Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Group C Obligor” means an Obligor, not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group C Obligor Percentage” means, at any time, for each Group C Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group C Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“Group D Obligor Percentage” means, at any time, for each Group D Obligor: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group D Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Package” means a report, in substantially the form of Annex A to the Agreement including all supporting input information, source data information, worksheets and calculations, furnished to the Administrator pursuant to the Agreement.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, or composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among HSBC Bank USA, National Association, as administrative agent, a lender, swingline lender and issuing bank under the Moog Credit Agreement, the Administrator, Moog and the Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“Issuer” has the meaning set forth in the preamble to the Agreement.

“Issuer’s Share” of any amount means such amount multiplied by the Purchased Interest at the time of determination.

“Liquidity Agent” means PNC in its capacity as the Liquidity Agent pursuant to the Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, the Issuer in order to provide liquidity for the Issuer’s interests hereunder.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to the Issuer pursuant to the terms of the Liquidity Agreement.

“Lock-Box Account” means an account in the name of the Seller and maintained by the Seller at a bank or other financial institution for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, in form and substance satisfactory to the Administrator, among the Seller, the applicable Originator, the Servicer, the Administrator and a Lock-Box Bank. As of the Closing Date, the Lock-Box Agreement is that certain Deposit Account Control Agreement, dated as of the Closing Date, among the Seller, the Administrator, the Servicer and Bank of America, N.A.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts. As of the Closing Date, the Lock-Box Bank is Bank of America, N.A.

“Loss Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the sum of (i) the aggregate credit sales made by the Originators during the four (4) Fiscal Month period ending on the last day of such Fiscal Month, plus (ii) if the Weighted Average Credit Terms are greater than 30, the product of (A) the ratio of (x) Weighted Average Credit Terms minus thirty, divided by (y) thirty, times (B) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the fifth (5th) most recent Fiscal Month by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month.

“Loss Reserve” means, on any date, an amount equal to: (a) the Capital at the close of business of the Servicer on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, the product of (i) 2.00 times (ii) the highest arithmetic average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months times (iii) the Loss Horizon Ratio.

“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person (except in the case of Moog, any Originator or other subsidiary of Moog (excluding Seller), it shall refer to such a material adverse effect on the assets, operations, business or financial condition of Moog and the subsidiaries of Moog taken as a whole);

(b) the ability of any of such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables; or

(d) the status, perfection, enforceability or priority of the Administrator’s (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) or the Seller’s interest in the Pool Assets.

“Moody’s” means Moody’s Investors Service, Inc.

“Moog Credit Agreement” means the Third Amended and Restated Loan Agreement dated as of March 18, 2011, among Moog, HSBC Bank USA, National Association as Administrative Agent, and the other financial institutions parties thereto, as the same amended, restated, supplemented, otherwise modified or replaced from time to time (whether or not any such with modification or replacement is with the same agent or any of the same financial institutions and whether or not any Subsidiary of Moog is added as a borrower thereunder).

“Net Receivables Pool Balance” means, at any time: (a) the Adjusted Aggregate Eligible Outstanding Balance minus (b) the Excess Concentration.

“Net Worth” has the meaning set forth in the Purchase and Sale Agreement.

“Notes” means short-term promissory notes issued, or to be issued, by the Issuer to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Originator” has the meaning set forth in the Purchase and Sale Agreement.

“Originator Assignment Certificate” means the assignment, in substantially the form of Exhibit C to the Purchase and Sale Agreement, evidencing Seller’s ownership of the Receivables generated by each Originator, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Purchase and Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Payment Date” has the meaning set forth in Section 2.2 of the Purchase and Sale Agreement.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, made by Moog in favor of the Administrator, as the same may be amended, supplemented or otherwise modified from time to time.

“Permitted Lien” means:

(i) inchoate liens for taxes, assessments or governmental charges or levies not yet due or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii) liens with respect to any mechanics, suppliers, materialmen, laborers, employees, repairmen and other like liens arising in the ordinary course of business securing obligations that are not due and payable; and

(iii) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash on deposit in a Lock-Box Account to the extent such liens, rights of setoff and other similar liens are not waived or otherwise terminated pursuant to a Lock-Box Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to the Agreement.

“Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means any separate portion of Capital being funded or maintained by the Issuer (or its successors or permitted assigns) by reference to a particular interest rate basis. In addition, at any time when the Capital of the Purchased Interest is not divided into two or more such portions, “Portion of Capital” means 100% of the Capital.

“Program Support Agreement” means and includes the Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of the Issuer, (b) the issuance of one or more surety bonds for which the Issuer is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by the Issuer to any Program Support Provider of the Purchased Interest (or portions thereof) and/or (d) the making of loans and/or other extensions of credit to the Issuer in connection with the Issuer’s Receivables-securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).

“Program Support Provider” means and includes any Liquidity Provider and any other Person (other than any customer of the Issuer) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Issuer pursuant to any Program Support Agreement.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among Moog and Flo-Tork, Inc., a Delaware corporation, as Originators, the other Originators from time to time party thereto and the Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Purchase and Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Purchase and Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Purchase and Sale Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Purchase Limit” means $100,000,000, as such amount may be reduced pursuant to Section 1.1(b) of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Capital.

“Purchase Notice” has the meaning set forth in Section 1.2(a) of the Agreement.

“Purchase Price” has the meaning set forth in Section 2.2 of the Purchase and Sale Agreement.

“Purchase Report” has the meaning set forth in Section 2.1 of the Purchase and Sale Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

Capital + Total Reserves
Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.

“Receivable” means any indebtedness and other obligations owed to the Seller (as assignee of any Originator) or any Originator by, or any right of the Seller or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by any Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that “Receivable” does not include any such indebtedness, other obligation or right to payment that is an Excluded Receivable. Indebtedness, other obligations and rights to payment arising from any one transaction, including indebtedness, other obligations and rights to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness, other obligations and rights to payment arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased, transferred or otherwise acquired by the Seller pursuant to the Purchase and Sale Agreement prior to the Facility Termination Date.

“Regulatory Change” has the meaning set forth in Section 1.7(a).

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all interest of the Seller and the Originator of such Receivable in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) all rights, interests and claims of the Seller and the Originator of such Receivable under the Contracts and all guaranties, indemnities, insurance, letters of credit and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise (in each case to the extent related to such Receivable); and

(e) all the Seller’s rights, interests and claims (but none of its obligations) under the Purchase and Sale Agreement with respect to such Receivable (including, without limitation, any such rights, interests or claims arising under Section 3.3 of the Purchase and Sale Agreement with respect to such Receivable).

“Required Capital Amount” has the meaning set forth in the Purchase and Sale Agreement.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at: http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at: http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the Issuer’s Share.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of the Agreement.

“Servicing Fee Rate” shall mean the rate referred to in Section 4.6 of the Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Settlement Period, (i) prior to the Facility Termination Date, the 25th day of each calendar month (or the next succeeding Business Day if such day is not a Business Day) beginning with April 25, 2012 and (ii) on and after the Facility Termination Date, each day selected from time to time by the Administrator (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the date specified in clause (i) above.

“Settlement Period” means: (a) before the Facility Termination Date: (i) initially the period commencing on the date of the initial purchase pursuant to Section 1.2 of the Agreement (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Settlement Date, and (ii) thereafter, each period commencing on such Settlement Date and ending on (but not including) the next Settlement Date, and (b) on and after the Facility Termination Date: such period (including a period of one day) as shall be selected from time to time by the Administrator or, in the absence of any such selection, each period of 30 days from the last day of the preceding Settlement Period.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Specified Regulations” means any of the laws, rules, regulations, accounting principles, requests, guidance, interpretations or directives described in clause (C) of Section 1.7(a)(ii) other than the FAS166/167 Capital Guidelines and the second accord adopted by the BASEL Committee on Banking Supervision if such second accord has been implemented as to the Affected Person as of the Closing Date; it being understood and agreed that such second accord has not been implemented as to PNC as of the Closing Date.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services, LLC business, or any successor thereto.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to the Agreement. For the avoidance of doubt, any Termination Event that occurs shall for all purposes be deemed to be continuing unless and until waived in accordance with Section 5.1 of this Agreement.

“Termination Fee” means, for any Settlement Period during which a Termination Day occurs, the amount, if any, by which: (a) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Settlement Period pursuant to the definition thereof) that would have accrued during such Settlement Period on the reductions of Capital relating to such Settlement Period had such reductions not been made, exceeds (b) the income, if any, received by the Issuer from investing the proceeds of such reductions of Capital, as determined by the Administrator and requested by the Administrator, which determination shall be binding and conclusive for all purposes, absent manifest error, provided that the request of the Administrator sets forth in reasonable detail the calculation of such amount.

“Total Reserves” means, at any time the sum of: (a) the Yield Reserve, plus (b) the greater of (i) the sum of (A) the Loss Reserve plus (B) the Dilution Reserve and (ii) the sum of (A) the Concentration Reserve plus (B) the Dilution Component Reserve.

“Transaction Documents” means the Agreement, the Lock-Box Agreements, the Fee Letter, the Purchase and Sale Agreement, Originator Assignment Certificates, the Company Notes, the Performance Guaranty, the Intercreditor Agreement and all other certificates, instruments, UCC financing statements and any certificates, statements, reports, notices, agreements and documents executed or delivered under or in connection with any of the foregoing, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means any Receivable with respect to which no invoice or bill has been sent to the related Obligor, provided that upon any such invoice or bill being sent to the applicable Obligor in respect of such Receivable, such Receivable shall immediately and automatically cease constituting an Unbilled Receivable.

“Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Weighted Average Credit Terms” means, on any date, the weighted average payment terms (computed in days and calculated based on the difference between the original invoice date and the stated maturity date) of invoices for the Receivables in the Receivables Pool; provided such weighting shall be based on the Outstanding Balance on such date of such Receivables.

“Yield Reserve” means, on any date, an amount equal to: (a) the Capital at the close of business of the Servicer on such date multiplied by (b)(i) the Yield Reserve Percentage on such date divided by (ii) 100% minus the Yield Reserve Percentage on such date.

“Yield Reserve Percentage” means at any time a fraction, expressed as a percentage, determined pursuant to the following formula:

1.50 x DSO x (BR + SFR) 360

where:

BR	= the daily average Base Rate computed for the most recent Settlement Period;

DSO	= Days’ Sales Outstanding for the Fiscal Month most recently ended; and

SFR	= the Servicing Fee Rate.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II

CONDITIONS PRECEDENT

1. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that the Administrator shall have received, on or before the Closing Date, each of the following, each in form and substance (including the date thereof) satisfactory to the Administrator:

(a) Counterparts of (i) this Agreement, duly executed by the parties hereto, and (ii) the Lock-Box Agreements, the Fee Letter, the Purchase and Sale Agreement, the Originator Assignment Certificates, each Company Note, the Performance Guaranty and the Intercreditor Agreement, duly executed by the parties thereto.

(b) Certified copies of: (i) the resolutions or unanimous written consents of the board of directors (or the equivalent thereof) of each of the Seller, Moog and Flo-Tork, Inc. authorizing the execution, delivery and performance as the case may be, of this Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents and (iii) the certificate of incorporation (or certificate of formation) and by-laws or limited liability company agreement, as applicable, of the Seller, Moog and Flo-Tork, Inc.

(c) A certificate of the Secretary or Assistant Secretary of each of the Seller, Moog and Flo-Tork, Inc. certifying the names and true signatures of its officers who are authorized to sign this Agreement and the other Transaction Documents to which it is a party. Until the Administrator receives a subsequent incumbency certificate from the Seller, Moog and Flo-Tork, Inc., as the case may be, the Administrator shall be entitled to rely on the last such certificate delivered to it by the Seller, Moog or such Originators, as the case may be.

(d) Proper financing statements (Form UCC 1), duly authorized and suitable for filing under the UCC of all jurisdictions that the Administrator may deem necessary or desirable in order to perfect the interests of the Seller and the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) contemplated by the Purchase and Sale Agreement and this Agreement, as applicable.

(e) Proper financing statements (Form UCC-3), duly authorized and suitable for filing under the UCC of all jurisdictions that the Administrator may deem necessary or desirable to release all security interests and other rights of any Person in the Receivables and Related Rights previously granted by the Originators or the Seller.

(f) Completed UCC search reports, dated on or shortly before the Closing Date, listing the financing statements filed in all applicable jurisdictions that name any Originator or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrator may request, showing no Adverse Claims on any Pool Assets other than any security interests that are released as of the Closing Date.

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(g) Favorable opinions, addressed to the Administrator and the Issuer, in form and substance reasonably satisfactory to the Administrator, from Hodgson Russ LLP, counsel for the Seller, Moog and Flo-Tork, Inc., covering such matters as the Administrator may reasonably request, including, without limitation, certain organizational and New York enforceability matters, certain bankruptcy matters and certain UCC perfection matters.

(h) A pro forma Information Package representing the performance of the Receivables Pool for the Fiscal Month before closing.

(i) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 5.4 of the Agreement and the Fee Letter.

(j) The Fee Letter duly executed by the Seller.

(k) Good standing certificates with respect to each of the Seller, Moog and Flo-Tork, Inc. issued by the Secretary of State (or similar official) of the state of each such Person’s organization or formation and principal place of business.

2. Conditions Precedent to All Purchases and Reinvestments. Each purchase and each reinvestment shall be subject to the further conditions precedent that:

(a) in the case of each purchase, the Servicer shall have delivered to the Administrator on or before such purchase, in form and substance satisfactory to the Administrator, a completed pro forma Information Package to reflect the level of Capital and related reserves and the calculation of the Purchased Interest after such subsequent purchase and a completed Purchase Notice in the form of Annex B; and

(b) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such purchase or reinvestment as though made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date, and in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii) (A) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event or (B) such an event has occurred and is continuing but the Administrator has received written notice of such event and has not notified the Seller and the Servicer to cease making reinvestments.

(iii) after giving effect to such purchase proposed hereby, the Purchased Interest will not exceed 100% and the Capital does not exceed the Purchase Limit; and

(iv) the Facility Termination Date shall not have occurred.

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EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

(a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign company in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its powers; (ii) have been duly authorized by all necessary action; (iii) do not contravene or result in a default under or conflict with: (A) its limited liability company agreement, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which shall have been filed on or before the date of the first purchase hereunder.

(d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) There is no pending or, to Seller’s best knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator.

(f) No proceeds of any purchase or reinvestment will be used by Seller to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, provided that nothing herein shall prevent Moog from using the proceeds of any purchase or reinvestment to repurchase its own stock, in compliance with applicable law.

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(g) The Agreement creates a security interest in favor of the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) in the Pool Assets, and the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) has a first priority perfected security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or registered assignments and/or financing statements, verification statements or similar statements, as applicable or other instrument similar in effect covering any Pool Asset is on file in any recording office or public office maintained by any governmental agency, except those filed in favor of the Seller (and assigned to the Administrator) pursuant to the Purchase and Sale Agreements and the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) relating to the Agreement.

(h) Each Information Package (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrator in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator at such time) as of the date so furnished,

(i) The Seller’s principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables are located at the address referred to in Sections 1(b) and 2(b) of Exhibit IV to the Agreement.

(j) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts (and the related lock-boxes) at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts (and such other related lock-boxes) as have been notified to the Administrator in accordance with the Agreement) and all Lock-Box Accounts (and all related lock-boxes) are subject to Lock-Box Agreements. The Seller has not granted to any Person, other than the Administrator as contemplated by the Lock-Box Agreements dominion and control of any Lock-Box Account (or any related lock-boxes), or the right to take control of any Lock-Box Account at a future time or upon the occurrence of a future event. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC and is maintained in the name of the Seller. The Seller owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim.

(k) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

(l) Neither the Seller nor any of its Affiliates has any direct or indirect ownership or other financial interest in the Issuer.

(m) No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.

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(n) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

(o) No event has occurred and is continuing, or would result from a purchase in respect of, or reinvestment in respect of, the Purchased Interest or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

(p) The Seller has complied in all material respects with the Credit and Collection Policies of each Originator with regard to each Receivable originated by each Originator.

(q) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(r) The Seller’s complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(l)(iv) of Exhibit IV to the Agreement.

(s) The Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) With respect to each Receivable transferred to the Seller under the Purchase and Sale Agreements, Seller has given reasonably equivalent value to the Originator thereof in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Purchase and Sale Agreements is or may be voidable under any section of the Bankruptcy Code.

(u) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Seller which would have a Material Adverse Effect on its ability to perform its obligations under the Agreement or any other Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under the Agreement or such other Transaction Documents.

(v) The Seller is not a Sanctioned Person. To the Seller’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. The Seller and its Affiliates: (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither the Seller nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.

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(w) Seller represents and warrants that each remittance of Collections by or on behalf of the Seller to the Issuer (or to the Administrator for the Issuer’s account) under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

2. Representations and Warranties of Moog (including in its capacity as the Servicer). Moog, individually and in its capacity as the Servicer, represents and warrants as follows:

(a) Moog is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by Moog of the Agreement and the other Transaction Documents to which it is a party, including the Servicer’s use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or bylaws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which Moog is a party have been duly executed and delivered by Moog.

(c) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by Moog of the Agreement or any other Transaction Document to which it is a party.

(d) Each of the Agreement and the other Transaction Documents to which Moog is a party constitutes the legal, valid and binding obligation of Moog enforceable against Moog in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) The balance sheets of Moog and its consolidated Subsidiaries as at October 1, 2011, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator, fairly present the financial condition of Moog and its consolidated Subsidiaries as at such date and the results of the operations of Moog and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since October 1, 2011 there has been no event or circumstances which have had a Material Adverse Effect.

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(f) Except as disclosed in the most recent audited financial statements of Moog furnished to the Administrator, there is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that would be reasonably expected to have a Material Adverse Effect.

(g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h) Each Information Package (if prepared by Moog or one of its Affiliates, or to the extent that information contained therein is supplied by Moog or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Administrator in connection with the Agreement is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator at such time) as of the date so furnished.

(i) The principal place of business and chief executive office (as such terms are used in the UCC) of Moog and the office where it keeps its records concerning the Receivables are located at the address referred to in Section 2(b) of Exhibit IV to the Agreement.

(j) Moog is not in violation of any order of any court, arbitrator or Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

(k) Neither Moog nor any of its Affiliates has any direct or indirect ownership or other financial interest in the Issuer.

(l) The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by each Originator.

(m) Moog has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(n) Moog is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Servicer which would have a Material Adverse Effect on its ability to perform its obligations under the Agreement or any other Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under the Agreement or such other Transaction Documents.

(p) No license or approval is required for the Administrator or any successor Servicer to use any program used by the Servicer in the servicing of the Receivables, other than such licenses and approvals that have been obtained and are in full force and effect.

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(q) The Servicer is not a Sanctioned Person. To the Servicer’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. The Servicer and its Affiliates: (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither the Servicer nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.

3. Reaffirmation of Representations and Warranties. On the date of each purchase and/or reinvestment and on the date each Information Package or other report is delivered to the Administrator or the Issuer hereunder, the Seller and the Servicer, by accepting the proceeds of such purchase or reinvestment, as applicable and/or the provision of such information or report, shall each be deemed to have certified that (i) all representations and warranties of the Seller and the Servicer, as applicable, described in this Exhibit III, as from time to time amended in accordance with the terms hereof, are correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date), and (ii) no event has occurred or is continuing, or would result from any such purchase or reinvestment, which constitutes a Termination Event or an Unmatured Termination Event.

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EXHIBIT IV

COVENANTS

1. Covenants of the Seller. Until the Final Payout Date:

(a) Compliance with Laws, Etc. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) [Reserved].

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.

(d) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) as the Administrator may reasonably request.

(e) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller’s undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

(f) Extension or Amendment of Receivables. Except as provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect any term or condition of any related Contract if such modification relates to payment or enforcement of any Pool Receivable.

(g) Change in Business or Credit and Collection Policy. The Seller shall not make (or permit any Originator to make) any material change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would reasonably be likely to have a Material Adverse Effect with respect to the Receivables. The Seller shall not make (or permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator.

(h) Audits. The Seller shall (and shall cause each Originator to), from time to time during regular business hours as reasonably requested in advance (unless a Termination Event or an Unmatured Termination Event exists or there shall be a material variance in the performance of the Receivables) by the Administrator, permit the Administrator, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or each Originator) relating to Receivables and the Related Security, including the related Contracts (except if such review would violate any confidentiality or legal requirement (such as with respect to classified documents)), (ii) to visit the offices and properties of the Seller and each Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s, Moog’s or any Originator’s performance under the Transaction Documents or under the Contracts with any of the officers of the Seller, or any officer or employee of such Originator having knowledge of such matters and (iii) without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Administrator to conduct, at the Seller’s expense, a review of the Seller’s books and records with respect to such Receivables; provided that only one such review by certified public accountants or other auditors per year shall be at the Seller’s expense unless an Unmatured Termination Event or a Termination Event has occurred and is continuing.

(i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account (or any related lock-box) from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, any Originator, the Servicer or any Lock-Box Account (or the related lock-box) modifying the deposit account or the lock box address to which payments are directed to be made, unless the Administrator shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

(j) Deposits to Lock-Box Accounts. The Seller shall (or shall cause the Servicer to): (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to lock-boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or any Originator into Lock-Box Accounts not later than one Business Day after receipt thereof. Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

(k) Marking of Records. At its expense, the Seller shall: (i) mark (or cause the Servicer to mark) its accounts receivable aging relating to Pool Receivables with a legend evidencing that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables have been sold in accordance with the Agreement, and (ii) cause each Originator so to mark any such accounts receivable aging relating to Pool Receivables pursuant to the Purchase and Sale Agreement.

(l) Reporting Requirements. The Seller will provide to the Administrator (in multiple copies, if requested by the Administrator) the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of the Seller, balance sheets of the Seller as of the end of such quarter and statements of income, retained earnings and cash flow of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Person;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller containing unaudited financial statements for such year certified as to accuracy by the chief financial officer or treasurer of the Seller;

(iii) as soon as possible and in any event within two (2) Business Days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

(iv) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case if any such report or notice is in respect of the assessment of withdrawal liability or an event or condition that would reasonably be expected to result in the imposition of liability on the Seller and/or any such Affiliate which would reasonably be expected to have a Material Adverse Effect;

(v) at least twenty days before any change in the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(vi) promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;

(vii) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, the Servicer or any Originator; and

(viii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrator may from time to time reasonably request.

(m) Certain Agreements. Without the prior written consent of the Administrator, the Seller will not (and will not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s limited liability company agreement or by-laws;

(n) Reserved.

(o) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Note; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.) and nothing herein shall prevent the Seller from making loans or advances or transferring property to Moog or its Subsidiaries, or making distributions to Moog, as long as any such transaction is otherwise consistent with the terms of the Transaction Documents.

(p) Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Issuer, the Administrator and the other Affected Persons and Indemnified Parties under the Agreement and under the Fee Letter); (ii) the payment of accrued and unpaid interest on the Company Note; and (iii) other legal and valid corporate purposes.

(q) Fundamental Changes. The Seller shall not, without the prior written consent of the Administrator, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be owned by any Person other than Moog or an Affiliate thereof. The Seller shall provide the Administrator and the Issuer with at least 20 days’ prior written notice before making any change in the Seller’s name, location or making any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrator and the Issuer pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Seller will also maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(r) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties), as the Administrator or the Issuer may reasonably request.

(s) Certain Agreements. Without the prior written consent of the Administrator, the Seller will not (and will not permit the Originators to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents).

(t) Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrator may reasonably request, to perfect, protect or more fully evidence the purchases made under this Agreement and/or security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrator (on behalf of the Issuer) to exercise and enforce the Issuer’s rights and remedies under this Agreement and any other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrator, at the Seller’s own expense, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrator may reasonably request, to perfect, protect or evidence any of the foregoing.

(i) The Seller authorizes the Administrator to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Receivables and the Related Security and the Collections with respect thereto and the other collateral subject to a lien under any Transaction Document without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(ii) The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iii) The Seller will not change its name, location, identity or corporate structure unless (x) the Administrator and the Issuer shall have received at least 20 days’ advance written notice of such change, (y) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the lien under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrator may request in connection with such change or relocation), and (z) if requested by the Administrator or the Issuer, the Seller shall cause to be delivered to the Administrator or the Issuer, an opinion, in form and substance satisfactory to the Administrator and the Issuer as to such UCC perfection and priority matters as such Person may request at such time.

(u) OFAC. The Seller has not used and will not use the proceeds of any Receivable or any Purchase hereunder to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

2. Covenants of the Servicer and Moog. Until the Final Payout Date:

(a) Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, Moog shall comply (and shall cause each Originator to comply) in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Servicer and, to the extent that it ceases to be the Servicer, Moog, shall keep the office where it keeps its records concerning the Receivables at the address of the Servicer set forth under its name on the signature page to the Agreement or, upon at least 10 days’ prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) in the Receivables and related items (including the Pool Assets) have been taken and completed. The Servicer and, to the extent that it ceases to be the Servicer, Moog, also will (and will cause each Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Moog, shall (and shall cause each Originator to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(d) Extension or Amendment of Receivables. Except as provided in the Agreement, the Servicer and, to the extent that it ceases to be the Servicer, Moog, shall not extend (and shall not permit any Originator to extend), the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payment or enforcement of any Pool Receivable).

(e) Change in Business or Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Moog, shall not make (and shall not permit any Originator to make) any material change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would be reasonably likely to have a Material Adverse Effect. The Servicer and, to the extent that it ceases to be the Servicer, Moog, shall not make (and shall not permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator.

(f) Audits. The Servicer and, to the extent that it ceases to be the Servicer, Moog, shall (and shall cause each Originator to), from time to time during regular business hours as reasonably requested in advance (unless a Termination Event or an Unmatured Termination Event exists or there shall be a material variance in the performance of the Receivables) by the Administrator, permit the Administrator, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts (except if such review would violate any confidentiality or legal requirement (such as with respect to classified documents); (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers or employees having knowledge of such matters and (iii), without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Administrator to conduct, at the Servicer’s expense, a review of the Servicer’s books and records with respect to such Receivables; provided that only one such review by certified public accountants or other auditors per year shall be at the Servicer’s expense unless an Unmatured Termination Event or a Termination Event has occurred and is continuing.

(g) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Servicer and, to the extent that it ceases to be the Servicer, Moog, shall not (and shall not permit any Originator to) add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account (or any related lock-box) from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or the related lock-box) modifying the deposit account or the lock box address to which payments are directed to be made, unless the Administrator shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

(h) Deposits to Lock-Box Accounts. The Servicer shall: (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to the lock-boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it into Lock-Box Accounts not later than one Business Day after receipt thereof. Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Servicer will not (and will not permit any Originator to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

(i) Marking of Records. At its expense, the Servicer shall mark its receivable aging relating to Pool Receivables with a legend evidencing that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables have been sold in accordance with the Agreement.

(j) Reporting Requirements. Moog shall provide to the Administrator (in multiple copies, if requested by the Administrator) the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of Moog, balance sheets of Moog and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of Moog and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Person;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of such Person, a copy of the annual report for such year for such Person and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;

(iii) as to the Servicer only, as soon as available and in any event not later than two (2) Business Days prior to the Settlement Date, an Information Package as of the most recently completed Fiscal Month;

(iv) as soon as possible and in any event within two (2) Business Days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of Moog setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that Moog sends to any of its security holders, and copies of all reports and registration statements that Moog or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available;

(vi) promptly after the filing or receiving thereof, copies of all reports and notices that Moog or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case if any such report or notice is in respect of the assessment of withdrawal liability or an event or condition that would reasonably be expected to result in the imposition of liability on Moog and/or any such Affiliate that would reasonably be expected to have a Material Adverse Effect;

(vii) at least 10 days before any change in Moog’s or any Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(viii) promptly after Moog obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between Moog or any of its Subsidiaries and any Governmental Authority that would be reasonably expected to result in a Material Adverse Effect; or (B) litigation or proceeding relating to any Transaction Document;

(ix) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of Moog and its Subsidiaries, taken as a whole;

(x) such other information respecting the Receivables or the condition or operations, financial or otherwise, of Moog or any of its Affiliates as the Administrator may from time to time reasonably request; and

(xi) together with the financial statements required in (i) and (ii) above, a certificate in substantially the form of Annex D signed by the chief financial officer or treasurer of the Servicer, or such other Person as may be acceptable to the Administrator.

Documents required to be delivered by Moog pursuant to this Section may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website at moog.com.

(k) Servicer to Maintain Perfection and Priority. In order to evidence the interests of the Administrator and the Issuer under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrator) to maintain and perfect, as a first-priority interest, the Administrator’s (on behalf of the Issuer, the Affected Persons and the Indemnified Parties) security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority interest. The Administrator’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrator.

3. Separate Existence. Each of the Seller and Moog hereby acknowledges that the Issuer and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Moog and its Affiliates. Therefore, from and after the date hereof, each of the Seller and Moog shall take all steps specifically required by the Agreement or reasonably required by the Administrator to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Moog and any other Person, and is not a division of Moog, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and Moog shall take such actions as shall be required in order that:

(a) The Seller will be a limited purpose limited liability company whose primary activities are restricted in its limited liability company agreement to: (i) purchasing or otherwise acquiring from the Originators (or its Affiliates), owning, holding, granting security interests or selling interests in Pool Assets (or other receivables originated by any Originator or its Affiliates, and certain related assets), (ii) entering into agreements for the selling and servicing of the Receivables Pool (or other receivables pools originated by any Originator or its Affiliates), and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

(c) Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be a natural person who (A) for the five-year period prior to his or her appointment as a director of the Seller has not been, and during the continuation of his or her service as a director of the Seller is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Seller, Moog or any of their respective Affiliates (other than his or her service as a director of the Seller); (ii) a customer or supplier of the Seller, Moog or any of their respective Affiliates (other than his or her service as a director of the Seller); or (iii) any member of the immediate family of a person described in (i) or (ii), (B) has, (i) prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and (C) has been appointed as an independent director of the Seller in strict compliance with the terms of the Seller’s limited liability company agreement (without giving effect to any amendment or waiver thereof that the Administrator has not consented to in writing).

(d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Moog or any Affiliate thereof;

(e) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;

(f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. The Seller will not incur any material indirect or overhead expenses for items shared with Moog (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Moog shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(g) The Seller’s operating expenses will not be paid by Moog or any other Affiliate thereof;

(h) All of the Seller’s business correspondence and other communications shall be conducted in the Seller’s own name and on its own separate stationery;

(i) The Seller’s books and records will be maintained separately from those of Moog and any other Affiliate thereof;

(j) All financial statements of Moog or any Affiliate thereof that are consolidated to include Seller will contain detailed notes describing the transactions contemplated by this Agreement and the other Transaction Documents and the sale of Receivables on a non-recourse basis to a consolidated entity that, in turn, has sold interests therein. Such financial statements will further describe that the assets of the Seller are not available to satisfy the obligations of Moog or any Affiliate thereof;

(k) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of Moog or any Affiliate thereof;

(l) The Seller will strictly observe corporate formalities in its dealings with Moog or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of Moog or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Moog or any Affiliate thereof (other than Moog in its capacity of Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Moog or any Subsidiary or other Affiliate of Moog. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;

(m) The Seller will maintain arm’s-length relationships with Moog (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor Moog will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and Moog will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity; and

(n) Moog shall not pay the salaries of Seller’s employees, if any.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)(i) the Seller, Moog, any Originator or the Servicer (if Moog or any of its Affiliates) shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document and, except as otherwise provided herein, if such failure is capable of cure, such failure shall continue for 30 days after knowledge or notice thereof, (ii) the Seller, Moog, any Originator or the Servicer (if Moog or any of its Affiliates), as applicable, shall fail to timely make (x) any payment in reduction of Capital, any payment in respect of Discount or fees under the Fee Letter or any deposit of Collections when required hereunder or under any other Transaction Document and such failure shall continue unremedied for one (1) Business Day or (y) any payment for any other amounts owing hereunder or under any other Transaction Document and such failure shall continue unremedied for five (5) Business Days or (iii) Moog shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator shall have been appointed;

(b) Moog (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that Moog (or such Affiliate) then has as Servicer;

(c) any representation or warranty made or deemed made by the Seller, Moog or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, Moog or any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

(d) the Seller or the Servicer shall fail to deliver the Information Package pursuant to the Agreement, and such failure shall remain unremedied for one (1) Business Day;

(e) the Agreement or any purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator (on behalf of the Issuer, the Affected Persons and Indemnified Parties) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;

(f) the Seller, Moog or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Moog or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Moog or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(g)(i)(A) the Default Ratio shall exceed 5.0% or (B) the Days’ Sales Outstanding exceeds 60 days for the most recent Fiscal Month, or (ii) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 3.5%, (B) the Delinquency Ratio shall exceed 15.0% or (C) the Dilution Ratio shall exceed 2.5%;

(h) a Change in Control shall occur with respect to the Seller, any Originator or Moog;

(i) at any time the Purchased Interest shall exceed 100%, and such circumstance shall not have been cured within two (2) Business Days;

(j) (i) Moog or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding under the Moog Credit Agreement or any other Debt in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement (including the Moog Credit Agreement), mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt in a principal amount of at least $25,000,000 and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debt holders the right (whether acted upon or not) to accelerate the maturity of such Debt or to terminate any commitments of the lenders under such agreement (including the Moog Credit Agreement), or (b) such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

(k) either: (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA and such failure is not cured and any related lien released with 30 days, (ii) the Internal Revenue Service shall file a notice of lien asserting a claim or claims pursuant to the Internal Revenue Code with regard to any of the assets of Seller, any Originator, or any ERISA Affiliate and such lien shall have been filed and not released within 30 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, Moog or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, any Originator, Moog or any ERISA Affiliate or terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liability and such lien shall have been filed and not released within 30 days;

(l) the Seller or Moog shall fail to (x) at any time (other than for fifteen (15) Business Days following notice of the death or resignation of any Independent Director) have an Independent Director, that satisfies each element of the definition of Independent Director, on the Seller’s board of directors or (y) notify the Administrator and the Issuer of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors within ten (10) Business Days of such replacement or appointment;

(m) any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Seller, the Servicer, Moog or any Originator shall so state in writing;

(n) one or more final judgments for the payment of money in an amount equal to or greater than the “Threshold Amount” described below individually or in the aggregate shall be entered against the Seller, Servicer or any Originator, on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment or judgments shall continue unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days (or such longer period, not in excess of sixty (60) days, during which enforcement thereof and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof, with the “Threshold Amount” equaling $50,000,000 in the case of Servicer or any Originator, and $14,425 or such greater amount that is required under applicable law for such judgment creditor or creditors of the Seller to initiate a bankruptcy proceeding against Seller;

(o) the “Purchase and Sale Termination Date” under and as defined in the Purchase and Sale Agreements shall occur under a Purchase and Sale Agreement or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under a Purchase and Sale Agreement; or

(p) on any Payment Date, prior to giving effect to the purchase of Receivables that otherwise would occur on such Payment Date, the Purchase Price of Receivables cannot be paid in full.

SCHEDULE I

CREDIT AND COLLECTION POLICY

Schedule I-1

SCHEDULE II

LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

LOCK-BOX BANK	LOCK-BOX ACCOUNT	LOCK-BOX

Bank of America, N.A.	(Redacted information)	(Redacted information)
(Redacted information)

Schedule II-1

SCHEDULE III

TRADE NAMES

Corporate Name	Trade Names / Fictitious Names (fictitious name filings and registered name for qualification purposes)
Moog Inc.	Moog-FTS
Moog Aircraft Inc.

Schedule III-1

ANNEX A

to Receivables Purchase Agreement

FORM OF INFORMATION PACKAGE

Annex A-1

ANNEX B

to Receivables Purchase Agreement

FORM OF PURCHASE NOTICE

Annex B-1

FORM OF PURCHASE NOTICE

                    , 20[__]

PNC Bank, National Association

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, PA 15222-2707

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of March 5, 2012 (as heretofore amended or supplemented, the “Receivables Purchase Agreement”), among Moog Receivables LLC (“Seller”), Moog Inc., as Servicer, Market Street Funding LLC (“Issuer”) and PNC Bank National Association, (the “Administrator”). Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell an undivided variable interest in a pool of receivables on                     , 20[__], for a purchase price of $                    . Subsequent to this purchase, the aggregate outstanding Capital will be $                    .

Seller hereby represents and warrants as of the date hereof, and as of the date of purchase, as follows:

(i) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are correct in all respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates (except to the extent that such representations and warranties relate expressly to an earlier date, and in which case such representations and warranties shall be true and correct in all respects as of such earlier date);

(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such purchase;

(iii) after giving effect to the purchase proposed hereby, the Purchased Interest will not exceed 100% and the Capital will not exceed the Purchase Limit;

(iv) no Default Event shall have occurred and is continuing; and

(v) the Facility Termination Date shall not have occurred.

Annex B-2

IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

MOOG RECEIVABLES LLC

By:
Name Printed:
Title:

Annex B-3

ANNEX C

to Receivables Purchase Agreement

FORM OF PAYDOWN NOTICE

Annex C-1

FORM OF PAYDOWN NOTICE

                         ,

PNC Bank, National Association

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, PA 15222-2707

Attention: William Falcon

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of March 5, 2012 (as amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Moog Receivables LLC, as Seller, Moog Inc., as Servicer, Market Street Funding LLC, as Issuer and PNC Bank, National Association, as Administrator. Capitalized terms used in this paydown notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a paydown notice pursuant to Section 1.4(f)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the Capital on                    ,             1 by the application of $                    in cash to pay Capital and Discount to accrue (until such cash can be used to pay commercial paper notes) with respect to such Capital, together with all costs related to such reduction of Capital.

[1]	Notice must be given at least two Business Days’ prior to the requested paydown date.

Annex C-2

IN WITNESS WHEREOF, the undersigned has caused this paydown notice to be executed by its duly authorized officer as of the date first above written.

MOOG RECEIVABLES LLC

By:
Name:
Title:

Annex C-3

ANNEX D

to Receivables Purchase Agreement

FORM OF CERTIFICATE

To: PNC Bank, National Association, as Administrator

This Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of March 5, 2012 (as amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Moog Receivables LLC, as Seller, Moog Inc. (“Moog”), as Servicer, Market Street Funding LLC, as Issuer, and PNC Bank, National Association, as Administrator. Capitalized terms used in this Certificate and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected                                      of [            ].

2.    I have reviewed the terms of the Receivables Purchase Agreement and the Fee Letter and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of [            ] during the accounting period covered by the attached financial statements.

3.    Schedule I attached hereto sets forth financial data and computations evidencing calculations made in connection with the terms of the Fee Letter, all of which data and computations are true, complete and correct in all material respects.

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered this             day of                        , 20        .

[            ]

By:
Name:
Title:

Annex D-1